                                                                  EXHIBIT 10.3


                                ESCROW INSTRUCTIONS

     THESE ESCROW INSTRUCTIONS (the "ESCROW INSTRUCTIONS") are entered into as of July 15, 1998, by and among The Producers Entertainment Group Ltd., a Delaware corporation ("PARENT"), Tom Daniels and Craig Sussman (each individually a "STOCKHOLDER" and collectively, the "STOCKHOLDERS"), and OTR, Inc., doing business as Oxford Transfer and Registrar, as the escrow agent hereunder ("ESCROW AGENT"), and made with reference to the following facts:

     A. Parent, the Stockholders, TPEG Merger Company, a California corporation, and MWI Distribution, Inc., a California corporation ("MWI"), have entered into that certain Agreement of Merger dated as of July 15, 1998 (the "MERGER AGREEMENT").

     B. Pursuant to the Merger Agreement, Parent is required, upon the satisfaction of certain conditions, to deliver to the Stockholders through the escrow created by these Escrow Instructions up to, but in no event more than, 439,815 shares of Parent's common stock (the "ESCROW STOCK").

     C. The parties are entering into these Escrow instructions pursuant to the Merger Agreement in order to provide for the delivery of the Escrow Stock to the Stockholders.

     Accordingly, the parties to these Escrow Instructions agree as follows:

 .    1.   DELIVERY OF ESCROW STOCK TO ESCROW AGENT.  Parent  agrees that the
Escrow Stock shall be represented by 24 separate certificates, 22 certificates each representing 18,325 shares of the Escrow Stock, and two certificates each representing 18,332.5 shares of the Escrow Stock (the certificates so delivered to Escrow Agent are referred to collectively as the "STOCK CERTIFICATES"). At the Closing (as defined in the Merger Agreement), and as a condition precedent to the Stockholders' obligations to perform at the Closing, Parent shall deliver to the Escrow Agent the Stock Certificates, each duly endorsed in blank. These Escrow Instructions shall be effective as of the time Escrow Agent receives the Stock Certificates. Upon Escrow Agent's receipt of the Stock Certificates, Escrow Agent shall hold the Stock Certificates in trust for the benefit of Parent and the Stockholders, as applicable, to be distributed pursuant to the terms of these Escrow Instructions.

     2. INSTRUCTIONS TO ESCROW AGENT. If at any time Escrow Agent receives a notice signed jointly by Parent and the Stockholders setting forth instructions to the Escrow Agent regarding the disposition of any or all of the Stock Certificates, Escrow Agent shall comply with such instructions. Similarly, if at any time Escrow Agent receives a notice signed jointly by Parent and the Stockholders that these Escrow Instructions have been terminated, Escrow

Agent shall deliver any Stock Certificates held by Escrow Agent in accordance with the instructions set forth in such notice. Upon such delivery, these Escrow Instructions shall be deemed terminated and Escrow Agent shall be released and discharged from all further obligations under these Escrow Instructions.

      3. PARTIAL DELIVERIES. If Escrow Agent is unable to deliver Escrow Stock in accordance with these Escrow Instructions solely because Escrow Agent does not hold Stock Certificates in the appropriate share increments, Escrow Agent shall deliver as many shares of Escrow Stock as possible. Escrow Agent, in its capacity as stock transfer agent for Parent, shall also promptly issue new stock certificates representing the shares that were not delivered, and shall deliver those certificates to the Stockholders. Parent agrees to cause Escrow Agent, as Parent's stock transfer agent, promptly to issue and deliver such certificates to the Stockholders. In no event, however, shall Escrow Agent deliver to the Stockholders more than 439,815 shares of Escrow Stock.

     4.   DISPOSITION OF ESCROW STOCK.

          4.1 With regard to delivery of the Escrow Stock, Parent and the Stockholders shall instruct Escrow Agent in accordance with the provisions of this paragraph. Promptly after the time Parent or any of its subsidiaries or affiliates, including MWI and MergerCo (as defined in the Merger Agreement), either earns Net Distribution Fees Receivable (as defined in the Merger Agreement) so that Parent (or any such subsidiary or affiliate) would be required to account for such Net Distribution Fees Receivable in accordance with GAAP (as defined in the Merger Agreement), or receives any National Geographic Proceeds (as defined in the Merger Agreement), Parent and the Stockholders shall determine the number of shares of Escrow Stock that are required to be delivered to the Stockholders and shall instruct Escrow Agent to deliver to the Stockholders Stock Certificates representing those shares. The number of shares of Escrow Stock so required to be delivered to the Stockholders shall equal (a) the product of (i) the amount of such Net Distribution Fees or such National Geographic Proceeds and (ii) 2.75, DIVIDED BY (b) 2.70.

          4.2 All Escrow Stock that Escrow Agent is required to be delivered to the Stockholders pursuant to these Escrow Instructions shall be delivered 1/2 to Craig Sussman and 1/2 to Tom Daniels.

          4.2 After the time Parent and its subsidiaries or affiliates have received all Total Proceeds that can be received by Parent and its subsidiaries or affiliates, Escrow Agent shall deliver to Parent any remaining shares of Escrow Stock that he or she holds pursuant to these Escrow Instructions.

     5. DISPUTES. If Escrow Agent receives any notice from Parent or either or both of the Stockholders that a bona fide dispute (a "DISPUTE") exists in any way concerning shares of Escrow Stock, Escrow Agent may, in his or her sole and absolute discretion, and without impairing his or her rights, deposit any or all of the Stock Certificates with the clerk, or acting clerk, of the Superior Court of Los Angeles County, California, in the City of Los Angeles, interplead the parties hereto, and file his or her complaint in interpleader. Upon taking such actions, Escrow Agent shall be relieved of all liability under the terms of these Escrow Instructions as to the Escrow Stock so delivered. Parent and the Stockholders agree to submit to the jurisdiction of such court, and hereby appoint the clerk, or acting clerk, of such court as their agent for service of all process in connection with such proceedings, provided that Escrow Agent shall promptly mail to the parties copies of all such process. Should Escrow Agent elect not to interplead Escrow Stock with respect to any Dispute, then Escrow Agent shall retain custody of the Stock Certificates until either of the following occurs:

          5.1 Escrow Agent receives a notice signed jointly by Parent and the Stockholders that the Dispute has been resolved, provided that such notice shall contain joint instructions to Escrow Agent regarding delivery or retention of the Escrow Stock; or

          5.2 Escrow Agent receives any statement prepared by Parent's independent auditors showing that Parent or its subsidiaries or affiliates received Total Proceeds that, by applying the formula set forth in SECTION 4.1 above, would require Escrow Stock to be delivered to the Stockholders, in which event Escrow Agent shall deliver to the Stockholders the Stock Certificates representing such Escrow Stock.

     6. ESCROW AGENT'S STANDARD OF CARE. Escrow Agent's duties under these Escrow Instructions are solely ministerial. Escrow Agent shall not be liable for any error of judgment, fact or law, or any act done or omitted to be done, unless such act or omission was due to Escrow Agent's own gross negligence or willful misconduct. Escrow Agent's determination as to any event, act or condition shall not subject Escrow Agent to any claim, liability, or obligation whatsoever, unless it is determined that Escrow Agent's acts or omissions constituted gross negligence or willful misconduct. Escrow Agent shall not be responsible for making any determination regarding the genuineness or validity of any document or item deposited with him or her, or any signature appearing thereon. Each of Parent and the Stockholders represents and warrants to Escrow Agent that he or it has duly and validly authorized, executed and delivered these Escrow Instructions, and that these Escrow Instructions constitutes his or its valid and binding obligation, enforceable against he or it in accordance with the terms of these Escrow Instructions.

     7. CONFLICTING INSTRUCTIONS. If at any time Escrow Agent receives conflicting notices, claims, demands or instructions, or if for any other reason Escrow Agent is unable in good faith to make a determination with regard to the Escrow Stock, Escrow Agent may refuse to take any action and retain the Escrow Stock in his or her possession until Escrow Agent has received applicable written instructions that Parent and the Stockholders have jointly signed.

Upon receiving such written instructions, Escrow Agent shall act in accordance with those instructions.

     8. ESCROW AGENT'S RESIGNATION. Escrow Agent may resign from its duties under these Escrow Instructions upon delivering to Parent and the Stockholders ten days prior written notice to that effect. Upon such resignation, Parent and the Stockholders shall mutually select a successor to act as the escrow agent under these Escrow Instructions. Notwithstanding the foregoing provisions of this paragraph, Escrow Agent's resignation shall in no event be effective until a successor agrees to act as escrow agent under these Escrow Instructions, provided that if no successor is appointed and acting within ten days after the effectiveness of Escrow Agent's resignation, Escrow Agent may, in its sole and absolute discretion, deliver the Stock Certificates into the court identified in
SECTION 5 above.

     9. ADJUSTMENT FOR STOCK SPLITS, ETC.; DIVIDENDS, ETC. Parent and the Stockholders agree that the Escrow Stock is subject to adjustment for stock splits and other adjustments, as provided in SECTION 2 of the Merger Agreement. For all purposes, including the payment of dividends and voting, ownership of any Escrow Stock required to be delivered to the Stockholders pursuant to these Escrow Instructions shall transfer to the Stockholders as of the time the applicable Total Proceeds are payable to Parent or its subsidiaries or affiliates.

     10. NOTICES. All notices, statements and other documents that any party is required or desires to give to any other party hereunder shall be given in writing and shall be served in person by express mail, by certified mail, by overnight delivery, or by facsimile at the respective addresses of the parties as set below, or at such other addresses as may be designated in writing by such party in accordance with the terms of this paragraph.

               If to either Stockholder:

                    Craig Sussman
                    Tom Daniels
                    5757 Wilshire Boulevard, Penthouse
                    Los Angeles, California 90036
                    Facsimile: 323.634.6596

               With a copy to:

                    Michael Wolf, Esq.
                    Wolf, Rifkin & Shapiro, LLP
                    11400 W. Olympic Boulevard, Ninth Floor
                    Los Angeles, California 90064-1565
                    Facsimile: 310.479.1422

               If to Parent:

                    Irwin Meyer
                    The Producers Entertainment Group Ltd.
                    5757 Wilshire Boulevard, Penthouse
                    Los Angeles, California 90036
                    Facsimile: 213.634.8635


               With a copy to:

                    C. N. Franklin Reddick III, Esq.
                    Troop Meisinger Steuber & Pasich, LLP
                    10940 Wilshire Boulevard, Suite 800
                    Los Angeles, California 90024-3902
                    Facsimile: 310.443.8512

               If to Escrow Agent:

                    Oxford Transfer and Registrar
                    317 S.W. Adler, Suite 1120
                    Portland, Oregon 97204
                    Attn: Lori Livingston
                    Facsimile: 503.273.9168

          Delivery shall be deemed conclusively made (i) at the time of service, if personally served, (ii) when deposited in the United States mail, properly addressed and postage prepaid, if delivered by express mail or certified mail, (iii) upon deposit with the private overnight deliverer, if served by overnight delivery, and (iv) at the time of electronic transmission (as confirmed in writing), provided a copy is mailed within twenty-four (24) hours after such transmission. The time to respond to any notice shall run from the time the notice is actually delivered to the person to whom the notice is addressed.

     11.  MISCELLANEOUS.

          11.1 GOVERNING LAW. California law, without regard to conflict or choice of law principles, shall govern the construction and interpretation of these Escrow Instructions.

          11.2 CONSTRUCTION. As used in these Escrow Instructions, "include" and "including" mean include and including, without limitation.

          11.3 PRONOUNS. All pronouns used in these Escrow Instructions shall be deemed to refer to the masculine, feminine or neuter gender, as the context requires.

          11.4 CAPTIONS. The section headings contained in these Escrow Instructions are for reference purposes only and shall not in any way affect the meaning or interpretation of these Escrow Instructions.

          11.5 ENTIRE AGREEMENT. These Escrow Instructions set forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties.

          11.6 AMENDMENTS; WAIVERS. These Escrow Instructions may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by all the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of any party, at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in these Escrow Instructions, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in these Escrow Instructions.

          11.7 COUNTERPARTS. These Escrow Instructions may be executed in one or more counterparts, each of which shall be deemed an original, but together which shall constitute one and the same document.

     IN WITNESS WHEREOF, each of the parties has caused the Escrow Instructions to be duly executed as of the date first written above

                                      "PARENT"

                              The Producers Entertainment Group Ltd.,
                              a Delaware corporation


                              By: /s/ IRWIN MEYER
                                 ---------------------------------------
                                   Irwin Meyer
                              Its: Chief Executive Officer



                              "STOCKHOLDERS"



                              /s/ CRAIG SUSSMAN
                              ------------------------------------------
                              Craig Sussman



                              /s/ TOM DANIELS
                              ------------------------------------------
                              Tom Daniels



                              "ESCROW AGENT"

                              OTR, Inc.,
                              doing business as
                              Oxford Transfer and Registrar Company



                              By:/s/ LORI LIVINGSTON
                                 ---------------------------------------
                              Its: President